Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 28, 2025, with respect to the consolidated financial statements of Envoy Medical, Inc. contained in the Registration Statement on Form S-1, as amended (File No. 333-292260) which is incorporated by reference in this Registration Statement on Form S-1 MEF. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts” in the prospectus incorporated by reference in this Registration Statement.

/s/ Grant Thornton LLP

Fort Lauderdale, Florida
February 11, 2026